Free Writing Prospectus
Filed Pursuant to Rule 433
Dated May 20, 2025
Registration Statement Nos. 333-268757 and 333-268757-14

*PRICING DETAILS* $996MM+ (Offered) Exeter Subprime Auto Loan (EART 2025-3)

Joint Lead Bookrunners: BNP Paribas (str), Barclays, Citi, Mizuho
Co Managers: Citizens, JP Morgan

--- Anticipated Capital Structure ---
CL	SIZE($MM)	OFFRD($MM)	WAL^	S/M**	P.WIN^	E.FNL^	L.FNL	BENCH	SPRD	YLD(%)	CPN(%)	$PX
A1	98.000	93.100	0.13	A-1+/P-1	01-03	08/25	06/26	I-CRV	+ 35	4.653	4.653	100.00000
A2	227.000	215.650	0.57	AAA/Aaa	03-12	05/26	01/28	I-CRV	+ 63	4.888	4.83	99.99520
A3	226.740	215.403	1.49	AAA/Aaa	12-24	05/27	07/29	I-CRV	+ 80	4.837	4.78	99.98735
B	115.290	109.525	2.26	AA/Aa1	24-31	12/27	02/30	I-CRV	+ 95	4.915	4.86	99.98861
C	119.680	113.696	2.85	A/Aa3	31-39	08/28	10/31	I-CRV	+ 120	5.153	5.09	99.97761
D	156.460	148.637	3.66	BBB/Baa3	39-51	08/29	10/31	I-CRV	+ 165	5.641	5.57	99.98103
E	105.410	100.139	4.54	BB-/NR	51-57	02/30	12/32	I-CRV	+ 360	7.644	7.52	99.98116
^WAL Pricing Speed: 1.50% ABS to 5% Clean-Up Call
**Expected Ratings

--- Transaction Details ---
* Offered Size : $996,150,000 (No Grow)
* Bloomberg Ticker : EART 2025-3
* Expected Ratings : S&P / Moody's
* Format : A-D = SEC Registered | E = 144A/RegS
* Pricing Speed : 1.50% ABS to 5.00% Call
* Min. Denoms : A-D = $1K x $1K | E = $1,387,000 x $1K
* RR Compliant : US - Yes | EU - No | UK - No
* Expected Pricing : PRICED
* Expected Settlement : 05/28/25
* First Pay Date : 06/16/25
* ERISA : A-D = Yes | E = No
* Bill & Deliver : BNP Paribas

--- Available Materials ---
* Preliminary Prospectus, Preliminary Offering Memorandum (Class E Notes), Ratings FWP, CDI (attached)
* Intexnet Dealname : bpeart2503_mkt ; Password: BJUX
* Deal Roadshow : https://dealroadshow.com ; Passcode: EART20253

---EART 2025-3 CUSIPs/ISINs---
Class A-1:
SEC: 30166X AA2 / US30166XAA28

Class A-2:
SEC: 30166X AB0 / US30166XAB01

Class A-3:
SEC: 30166X AC8 / US30166XAC83

Class B:
SEC: 30166X AD6 / US30166XAD66

Class C:
SEC: 30166X AE4 / US30166XAE40

Class D:
SEC: 30166X AF1 / US30166XAF15

Class E:
144A: 30166X AG9 / US30166XAG97
Reg S:U3003T AA2 / USU3003TAA26

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EFCAR, LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents EFCAR, LLC has filed with the SEC for more complete information about EFCAR, LLC, Exeter Automobile Receivables Trust 2025-3 and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, EFCAR, LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-854-5674.